EXHIBIT 10.35

THIRD AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT is made as of February 18, 2009 (the "Third Amendment to Restated Credit Agreement," or this "Amendment"), among VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company ("Borrower"), each lender from time to time party hereto (collectively, the "Lenders"), and CITIBANK, N.A., a national banking association, in its capacity as Administrative Agent ("Administrative Agent").

R E C I T A L S

A.           Borrower, the Lenders, and the Administrative Agent are parties to that certain First Amended and Restated Credit Agreement dated as of February 14, 2008, and as amended by a First Amendment to First Amended and Restated Credit Agreement dated as of May 15, 2008, and as amended by a Second Amendment to First Amended and Restated Credit Agreement dated as of October 22, 2008 (collectively, the "Original Credit Agreement").

B.           Borrower has requested certain amendments to the Original Credit Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Same Terms.  All terms used herein which are defined in the Original Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides.  In addition, all references in the Loan Documents to the "Agreement" shall mean the Original Credit Agreement, as amended by this Amendment, as the same shall hereafter be amended from time to time.  In addition, the following terms have the meanings set forth below:

"Effective Date" means February 18, 2009.

"Modification Papers" means this Amendment  and all of the other documents and agreements executed in connection with the transactions contemplated by this Amendment.

2. Conditions Precedent.  The transactions contemplated by this Amendment shall be deemed to be effective as of the Effective Date, when the following conditions have been complied with to the satisfaction of Administrative Agent, unless waived in writing by Administrative Agent:

A. Third Amendment to Restated Credit Agreement.  This Third Amendment to Restated Credit Agreement shall be in full force and effect.

B. Guarantor Confirmation Letters.  Each of Ariana Energy, LLC and Trust Energy Company, LLC shall have executed a letter in favor of Administrative Agent (each a "Guarantor Confirmation Letter") confirming that its Guaranty remains in full force and effect.

C. Fees and Expenses.  Administrative Agent shall have received payment of all out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of the Modification Papers.

D. Representations and Warranties  All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

3. Amendments to Original Credit Agreement.  On the Effective Date, the Original Credit Agreement shall be deemed to be amended as follows:

(a) The Equity Interests of the Borrower are owned 100% by Vanguard Natural Resources, LLC.  The parties have agreed to include the financial results of Vanguard Natural Resources, LLC with the consolidated financial results of the Borrower and its Subsidiaries for purposes of determining compliance with the financial covenants set forth in Sections 9.01(a), (b) and (c) of the Original Credit Agreement.  Accordingly, the definitions of "Consolidated Leverage Ratio," "EBITDA," "Interest Expense" and "Total Debt" set forth in Section 1.02 of the Original Credit Agreement shall be amended to read in their entirety as follows:

"'Consolidated Leverage Ratio' means, as of any date of determination, for the Borrower, the Consolidated Subsidiaries and Vanguard Natural Resources, LLC on a consolidated basis, the ratio of (a) Total Debt as of such date to (b) EBITDA for each four consecutive fiscal quarter period ending on and after December 31, 2007.  For purposes of calculating the Consolidated Leverage Ratio at any date, EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent and as approved by the Administrative Agent) assuming that all acquisitions made, and all dispositions completed, during the four consecutive fiscal quarters then most recently ended have been made on the first day of such period (but without any adjustment for projected cost savings or other synergies).

'EBITDA' means, for any twelve-month period (except as otherwise expressly provided) ending on the last day of any fiscal quarter, consolidated net income, excluding any non-cash revenue or expense associated with Swap Agreements resulting from FAS 133, plus without duplication and to the extent deducted from revenues in determining consolidated net income, the sum of (a) the aggregate amount of consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depletion, depreciation and amortization for such period, and (d) all other non-cash charges, all determined on a consolidated basis with respect to Borrower, the Consolidated Subsidiaries and Vanguard Natural Resources, LLC in accordance with GAAP, using the results of the twelve-month period ending with that reporting period (except as otherwise herein provided).

'Interest Expense' means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower, the Consolidated Subsidiaries and Vanguard Natural Resources, LLC for such period, including to the extent included in interest expense under GAAP:  (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, minus (i) the portion of any payments or accruals under Synthetic Leases allocable to interest expense, and (ii) and any imputed interest pursuant to asset retirement obligations whether or not the same constitutes interest expense under GAAP.

'Total Debt' means, at any date, all Debt of the Borrower, the Consolidated Subsidiaries and Vanguard Natural Resources, LLC on a consolidated basis, excluding (i) non-cash obligations under FAS 133 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP."

(b) Section 9.01(a) of the Original Credit Agreement shall be amended to read in its entirety as follows:

"(a)           Interest Coverage Ratio.  The Borrower will not, as of the last day of any fiscal quarter beginning with the fiscal quarter ending December 31, 2007, permit its ratio of EBITDA, less the aggregate amount of cash used to purchase Equity Interests of Vanguard Natural Resources, LLC for the twelve month period ending on the last day of such fiscal quarter, to Interest Expense for such twelve month period, to be less than 2.5 to 1.0."

(c) Section 9.04(e) of the Original Credit Agreement shall be amended to read in its entirety as follows:

"(e)           the Borrower may make Restricted Payments to its Equity Interest holders provided that (i) no Default has occurred and is continuing or would result from the making of such Restricted Payment, and (ii) after giving effect to such Restricted Payment, the Revolving Credit Exposure is less than 90% of the Borrowing Base as of such date, and (iii) in the case of a Restricted Payment which will be used by Vanguard Natural Resources, LLC to purchase treasury stock, the sum of the amounts of all such payments to date, plus the amount of such proposed Restricted Payment, does not exceed $5,000,000."

(d) Exhibit D to the Original Credit Agreement shall be amended by replacing it in its entirety with Exhibit D attached hereto.

4. Guarantor Confirmation Letter – Nami Resources.  On or before April 30, 2009, Borrower shall have caused Nami Resources Company L.L.C. to deliver to Administrative Agent a Guarantor Confirmation Letter which shall be satisfactory in form and substance to Administrative Agent.  A breach of this covenant shall constitute an Event of Default under the Original Credit Agreement with no further grace period being applicable.

5. Certain Representations.  Borrower represents and warrants that, as of the Effective Date:  (a) Vanguard Natural Resources, LLC owns 100% of the issued and outstanding Equity Interests of Borrower; (b) Borrower has full power and authority to execute the Modification Papers, and the Modification Papers executed by Borrower constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors' rights generally; and (c) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery and performance by Borrower thereof.  In addition, Borrower represents that all representations and warranties contained in the Original Credit Agreement are true and correct in all material respects on and as of the Effective Date (except representations and warranties that relate to a specific prior date are based upon the state of facts as they exist as of such date).

6. No Further Amendments.  Except as previously amended in writing or as amended hereby, the Original Credit Agreement shall remain unchanged and all provisions shall remain fully effective among the parties.

7. Limitation on Agreements.  The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Original Credit Agreement or any of the Loan Documents, or (b) to prejudice any right or rights which Administrative Agent and/or the Lenders now have or may have in the future under or in connection with the Original Credit Agreement and the Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. The Modification Papers shall constitute Loan Documents for all purposes.

8. Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

9. Incorporation of Certain Provisions by Reference.  The provisions of Section 12.09 of the Original Credit Agreement captioned "Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial" are incorporated herein by reference for all purposes.

10. Entirety, Etc.  This instrument and all of the other Loan Documents embody the entire agreement between the parties.  THIS AMENDMENT AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER:	VANGUARD NATURAL GAS, LLC

	By:	/s/ Richard Robert
Richard Robert
Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:.	CITIBANK, N.A
as Administrative Agent

	By:	/s/ Ryan Watson
Ryan Watson
Vice President

LENDERS:	CITIBANK, N.A.

	By:	/s/ Ryan Watson
Ryan Watson
Vice President

LENDERS:	BNP PARIBAS

	By:	/s/ Betsy Jocher
	Name:	Betsy Jocher
	Title:	Director

	By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Vice President

LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Shawn Young
	Name:	Shawn Young
	Title:	Director
LENDERS:	THE BANK OF NOVA SCOTIA

	By:	/s/ David G. Mills
	Name:	David G. Mills
	Title:	Managing Director

LENDERS:	COMPASS BANK

	By:	/s/ Kathleen J. Bowen
	Name:	Kathleen J. Bowen
	Title:	Senior Vice President

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the _______________ of VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company (the "Borrower"), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  With reference to the First Amended and Restated Credit Agreement dated as of February 14, 2008 (together with all amendments, restatements, supplements or other modifications thereto being the "Agreement") among the Borrower, CITIBANK, N.A., as Administrative Agent, and the other agents and lenders (the "Lenders") which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)           The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b)           The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c)           Since _________________, 200_, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d)           There exists no Default or Event of Default [or specify Default and describe].

(e)           The aggregate amount of cash used to date by Vanguard Natural Resources, LLC to repurchase treasury stock is $_________________.

(f)           Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 and Section 8.14 as of the end of the [fiscal quarter][fiscal year] ending [                              ].

EXECUTED AND DELIVERED this _________ day of __________, 20__.

VANGUARD NATURAL GAS, LLC

By:
Name:
Title:

For the Quarter/Year ended ___________________("Statement Date")

SCHEDULE 2
to the Compliance Certificate
($ in 000's)

I. Section 9.01(a) – Interest Coverage Ratio.
A. EBITDA
1.consolidated net income, less	$______________
2.non-cash revenue or expense associated with Swap Agreements resulting from FAS 133, less	($______________)
3.income or plus loss from discontinued operations and extraordinary items, plus	($______________)
4.income taxes, plus	$______________
5.interest expense, plus	$______________
6.depreciation, plus	$______________
7.depletion, plus	$______________
8.amortization, plus	$______________
9.non-cash and extraordinary items	$______________
10.Total EBITDA	$______________
11. less the aggregate amount of cash used to purchase Equity Interests of Vanguard Natural Resources, LLC during the twelve month period ending on the Statement Date	$______________
B. Interest Expense	$______________
C. Ratio (Line I.A.11 ÷ Line I.B)	_________ to 1.0
Minimum Required: 2.5 to 1.0

II. Section 9.01(b) – Consolidated Leverage Ratio.
A. Total Debt
1.Debt, less	$_______________
2.Non-cash obligations under FAS 133, less	($______________)
3.Accounts payable and other accrued liabilities not greater than 60 days past due or which are being contested in good faith	($______________)
4.Total Debt	$_______________
B. EBITDA (amount on Line I.A.10)	$_______________
C. Ratio (Line II.A.4 ÷ Line II.B)	__________ to 1.0
Maximum Permitted: 4.0 to 1.0
III. Section 9.01(c) – Current Ratio.
A. Current Assets (including Borrowing Base availability)	$______________
B. Current Liabilities (excluding current maturities of Indebtedness owed to Lenders)	$______________
C. Ratio (Line III.A ÷ Line III.B):	_________ to 1.0
Minimum Required: 1.0 to 1.0